Exhibit 24.2

POWER OF ATTORNEY

The undersigned hereby appoints Wm. Chadwick Perrine and Holly H. Wenger, each of whom may act individually, as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to the Registration Statement on Form S-3 (Registration No. 333-118024) and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered thereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

July 1, 2005	/s/ Gale K. Caruso
Gale K. Caruso Director